Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 8, 2005, PlanetOut Inc. (“PlanetOut”) and its two newly created wholly owned subsidiaries, Vulcan Acquisition Corp. (“VAC”) and SpecPub Acquisition Corp. (“SPAC”) (collectively with PlanetOut, the “Buyer Group”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with LPI Media Inc. (“LPI”), a Delaware corporation, Triangle Marketing Services, Inc. (“TMS”), a Delaware corporation and wholly owned subsidiary of LPI, and SpecPub, Inc. (“SpecPub”), a Delaware corporation under common control with LPI (collectively, the “Seller Group”). Under the terms of the Purchase Agreement, VAC acquired substantially all of the assets of both LPI and TMS, and SPAC acquired substantially all of the assets of SpecPub. The closing of the transactions contemplated under the Purchase Agreement (the “Closing”) occurred on November 8, 2005, immediately following execution of the Purchase Agreement.
The total consideration paid by PlanetOut under the Purchase Agreement was approximately $31.1 million, consisting of: (i) $24.0 million in cash; and (ii) secured promissory notes (the “Secured Notes”) of the Buyer Group having an aggregate principal amount of approximately $7.1 million (the “Note Consideration”). In addition, at the Closing PlanetOut reimbursed the Seller Group for certain pre-paid deposits and other expenses totaling approximately $1.0 million. Of the $7.1 million in total Note Consideration, Secured Notes having an aggregate principal amount of $4.65 million have been deposited into an 18-month escrow to partially secure the indemnification obligations of the Seller Group under the Purchase Agreement.
The unaudited pro forma condensed combined balance sheet as of September 30, 2005 is presented to give effect to the acquisition as if it occurred on September 30, 2005 by combining the historical balance sheets of PlanetOut and the Seller Group at September 30, 2005. The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2005 is presented as if the acquisition had taken place on January 1, 2005 by combining the historical results of PlanetOut and the Seller Group for the nine months ended September 30, 2005. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2004 is presented as if the acquisition had taken place on January 1, 2004 by combining the historical results of PlanetOut and the Seller Group for the year ended December 31, 2004.
Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets of the Seller Group acquired based on their fair values as of the date of the acquisition. An independent valuation specialist is currently conducting a valuation in order to assist PlanetOut management in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialist has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. Accordingly, the fair value of the assets acquired and liabilities assumed is preliminary and subject to adjustment based on the final determination of fair values by management, which will consider the final valuation prepared by the independent valuation specialist.
As indicated above, these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite and indefinite lives are subject to adjustment, which would result in a change in the amortization of those intangible assets. Therefore, the actual amounts recorded for amortization may differ from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities could result in adjustments to the information presented.
The unaudited pro forma condensed combined financial statements are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes contained in PlanetOut’s annual report on Form 10-K for its year ended December 31, 2004, PlanetOut’s quarterly reports on Form 10-Q for its quarters ended September 30, 2005 and 2004, the Seller Group’s combined and consolidated audited financial statements for the three years ended December 31, 2004 and the Seller Group’s unaudited combined and consolidated financial statements for the nine months ended September 30, 2005 and 2004.
The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the condensed combined results of operations or financial condition of PlanetOut that would have been reported had the acquisition been completed as of the dates presented and should not be taken as representative of the future condensed combined results of operations or financial condition of PlanetOut.

PlanetOut Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2005
(all amounts in thousands)

	Historical		Pro Forma
	PlanetOut	Seller Group	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$44,149	$543	$(543)	A	$20,149
			(24,000)	B
Accounts receivable, net	2,188	4,666	(4,666)	A	2,188
Prepaid expenses and other current assets	1,916	2,193	(183)	A	3,926

Total current assets	48,253	7,402	(29,392)		26,263
Fixed assets, net	7,839	497	—		8,336
Goodwill	3,403	—	24,103	C	27,506
Intangible assets, net	—	8,728	(8,728)	D	12,470
			12,470	C
Stockholder loans receivable	—	896	(896)	A	—
Other assets	1,049	108	(108)	A	1,049

Total assets	$60,544	$17,631	$(2,551)		$75,624

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$632	$1,113	$(1,113)	A	$632
Accrued liabilities	1,393	903	(903)	A	3,019
			1,626	E
Deferred revenue, current portion	4,352	4,731	—		9,083
Capital lease obligations, current portion	381	—	—		381
Notes payable, current portion	189	—	—		189

Total current liabilities	6,947	6,747	(390)		13,304
Deferred revenue, less current portion	—	1,648	—		1,648
Capital lease obligations, less current portion	261	—	—		261
Notes payable, less current portion	—	7,250	(7,250)	A	7,075
			7,075	F
Deferred rent	1,781	293	(293)	A	1,781

Total liabilities	8,989	15,938	(858)		24,069

Stockholders’ equity:
Common stock at par	17	1	(1)	G	17
Additional paid-in capital	88,224	799	(799)	G	88,224
Note receivable from stockholder	(603)	—	—		(603)
Unearned stock-based compensation	(680)	—	—		(680)
Accumulated other comprehensive loss	(121)	—	—		(121)
Retained earnings (deficit)	(35,282)	893	(893)	G	(35,282)

	Historical		Pro Forma
	PlanetOut	Seller Group	Adjustments	Combined
Total stockholders’ equity	51,555	1,693	(1,693)	51,555

Total liabilities and stockholders’ equity	$60,544	$17,631	$(2,551)	$75,624

The accompanying notes to the unaudited pro forma condensed combined financial information are an integral part of these condensed combined financial statements.

PlanetOut Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the nine months ended September 30, 2005
(all amounts in thousands, except per share data)

	Historical		Pro Forma
	PlanetOut	Seller Group	Adjustments		Combined
Revenue:
Advertising services	$6,064	$11,919	$(15)		$17,968
Subscription services	15,102	5,085	—	H	20,187
Transaction services	1,120	5,134	—		6,254

Total revenue	22,286	22,138	(15)		44,409

Operating costs and expenses:
Cost of revenue	6,622	14,827	—		21,449
Sales and marketing	7,539	5,865	(15)	H	13,389
General and administrative	4,293	725	—		5,018
Depreciation and amortization	2,455	178	(1)	D	3,648
			1,016	I

Total costs and expenses	20,909	21,595	1,000		43,504

Income (loss) from operations	1,377	543	(1,015)		905
Equity in net loss of unconsolidated affiliate	(57)	—	—		(57)
Interest expense	(88)	(560)	(385)	F	(1,033)
Other income (expense), net	914	—	(540)	B	374

Income (loss) before income taxes	2,146	(17)	(1,940)		189
Provision for income taxes	(116)	(8)	—		(124)

Net income (loss)	$2,030	$(25)	$(1,940)		$65

Net earnings (loss) per share:
Basic	$0.12				$0.00

Diluted	$0.11				$0.00

Weighted-average shares used to compute net earnings per share:
Basic	17,078				17,078

Diluted	18,148				18,148

The accompanying notes to the unaudited pro forma condensed combined financial information are an integral part of these condensed combined financial statements.

PlanetOut Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2004
(all amounts in thousands, except per share data)

	Historical		Pro Forma
	PlanetOut	Seller Group	Adjustments		Adjusted
Revenue:
Advertising services	$6,541	$14,832	$—		$21,373
Subscription services	16,775	7,241	—		24,016
Transaction services	1,646	7,659	—		9,305

Total revenue	24,962	29,732	—		54,694

Operating costs and expenses:
Cost of revenue	8,068	18,704	—		26,772
Sales and marketing	8,806	7,717	—		16,523
General and administrative	5,182	1,029	—		6,211
Depreciation and amortization	2,457	191	(4)	D	3,998
			1,354	I

Total costs and expenses	24,513	27,641	1,350		53,504

Income (loss) from operations	449	2,091	(1,350)		1,190
Equity in net loss of unconsolidated affiliate	(94)	—	—		(94)
Interest expense	(1,077)	(728)	(513)	F	(2,318)
Other income (expense), net	210	—	(720)	B	(510)

Income (loss) before income taxes	(512)	1,363	(2,583)		(1,732)
Provision for income taxes	(25)	(80)	—		(105)

Net income (loss)	$(537)	$1,283	$(2,583)		$(1,837)

Net earnings (loss) per share:
Basic	$(0.11)				$(0.38)

Diluted	$(0.11)				$(0.38)

Weighted-average shares used to compute net earnings per share:
Basic	4,837				4,837

Diluted	4,837				4,837

The accompanying notes to the unaudited pro forma condensed combined financial information are an integral part of these condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1: Basis of Pro Forma Presentation
On November 8, 2005, PlanetOut completed the acquisition, through two wholly owned subsidiaries, of substantially all of the assets of LPI Media Inc. (“LPI”), SpecPub, Inc. (“SpecPub”) and Triangle Media Services, Inc. (“TMS”, and, collectively with LPI and SpecPub, the “Seller Group”). The unaudited pro forma condensed combined financial statements give effect to the exchange of these assets of the Seller Group for $24.0 million in cash at closing (excluding $1.0 million cash paid at closing for certain pre-paid deposits and other expenses in transactions costs) and a secured note payable agreement having an aggregate principal amount of $7.1 million.
The following represents the total purchase price of the acquisition (in thousands):

Cash paid at closing	$24,000
Estimated prepaid and other expenses	945
Estimated transaction costs	681
Notes payable	7,075

Total preliminary purchase price	$32,701
Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to the Seller Group’s net tangible and intangible assets based on their estimated fair values as of the acquisition date. The preliminary purchase price allocation is as follows (in thousands):

Current assets	$2,010
Fixed assets, net	497
Definite lived intangible assets:
Advertising relationships	4,330
Subscriber relationships	2,440
Indefinite lived intangible assets:
Tradenames	5,700
Goodwill	24,103

Deferred revenue	(6,379)

Total purchase price	$32,701
A preliminary estimate of $6.8 million has been allocated to definite lived intangible assets consisting of advertising relationships, subscriber relationships and fifty percent of the total estimated value of the acquired workforce of the Seller Group. The advertising and subscriber relationship intangible assets relate primarily to the estimated value assigned to existing separable and contractual advertising relationships provided by LPI and subscriber relationships provided by SpecPub. PlanetOut estimates a composite 5 year useful life of these relationship intangible assets and accordingly expects to amortize these assets, on a straight-line basis, over their estimated useful life of 5 years.
Within the preliminary purchase price allocation, $5.7 million has been allocated to intangible assets with indefinite lives. Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to tradenames acquired from LPI and SpecPub.
Within the preliminary purchase price allocation, $24.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

Note 2: Pro Forma Adjustments
Pro forma adjustments are necessary to reflect the preliminary purchase price allocation, which includes adjustments to (1) adjust amounts related to the Seller Group’s net tangible assets and intangible assets to a preliminary estimate of their fair values, (2) reflect the amortization related to the estimated amortizable intangible assets, (3) reflect the interest expense on the secured note payable consideration under the purchase agreement, and (4) reflect the income tax effects related to the pro forma adjustments.
Pro forma adjustments were necessary to eliminate intercompany transactions between PlanetOut and the Seller Group. No pro forma adjustments were required to conform the Seller Group’s accounting policies to PlanetOut’s accounting policies. Certain reclassifications were necessary to conform the Seller Group’s historical amounts to PlanetOut’s presentation.
The eventual impact on cost of goods sold for the fair value adjustment to inventory acquired of $0.6 million has been excluded from the unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2005 and the year ended December 31, 2004 as this represents a nonrecurring item directly attributable to the acquisition.
PlanetOut has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available that would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.
The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:
A.	To eliminate assets and liabilities not included as part of the asset acquisition.

B.	To reflect the cash portion of the purchase price and resulting decrease in interest income based on the weighted average rate of return for the periods presented.

C.	To establish intangible assets and goodwill resulting from the acquisition.

D.	To eliminate the historical identifiable intangible assets of Seller Group and the associated amortization.

E.	To record estimated direct transaction costs and estimated certain prepaid and other expenses incurred by PlanetOut.

F.	To record secured notes payable exercised upon closing of the asset purchase agreement and related interest expense at PlanetOut’s incremental borrowing rate at the date of acquisition of 7.25%.

G.	To eliminate the historical stockholders’ equity of Seller Group.

H.	To eliminate intercompany revenue and expenses arising from transactions between Seller Group and PlanetOut.

I.	To record amortization of the intangible assets resulting from the acquisition.
Note 3: Pro Forma Earnings Per Share
The pro forma basic and diluted earnings per share are based on the weighted average number of shares of PlanetOut common stock outstanding as of September 30, 2005 and December 31, 2004.